UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report: October 13, 2016

S&P GLOBAL INC.
(Exact Name of Registrant as specified in its charter)

New York (State or other jurisdiction of incorporation or organization)	1-1023 (Commission File No.)	13-1026995 (IRS Employer Identification No.)

55 Water Street, New York, New York 10041
(Address of Principal Executive Offices) (Zip Code)
(212) 438-1000
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On October 13, 2016, S&P Global Inc. (the “Company”) announced the appointment of Ewout Steenbergen as the Company’s Executive Vice President and Chief Financial Officer, effective November 14, 2016. Mr. Steenbergen, who is 47, has been Executive Vice President and Chief Financial Officer of Voya Financial, Inc. since 2010.  Prior to that, he served as chief financial officer and chief risk officer for ING Asia Pacific.  Previously, Mr. Steenbergen held a number of management roles for ING Group, including serving as regional general manager in Hong Kong, China, and as chief executive officer of RVS, an ING Group company based in the Netherlands.

Mr. Steenbergen will receive a base salary from the Company at the annual rate of $750,000.  He will participate in the Company’s Key Executive Short-Term Incentive Compensation Plan, with a target opportunity of $1,000,000 for 2017. He also will receive stock-based awards for 2017, with a long-term incentive opportunity of $1,800,000, of which a portion will be granted as performance share units and a portion as time-based restricted stock units, as determined by the Compensation and Leadership Development Committee of the Company's Board of Directors. Mr. Steenbergen will be eligible to receive all benefits that are generally made available to all employees of the Company at comparable levels.

In light of the compensation from his current employer that he will be forfeiting, Mr. Steenbergen will receive a signing bonus in the amount of $500,000, subject to 100% repayment if he voluntarily separates from the Company within 12 months.  Additionally, Mr. Steenbergen will receive a guaranteed bonus of $1,000,000 from the Company for 2016.  Within 60 days of his start date, Mr. Steenbergen will receive a restricted stock award with a value of $2,250,000, subject to vesting in equal installments on the first, second and third anniversaries of the date of the award.  On the first business day of the month following his start date, Mr. Steenbergen will receive a performance stock award with a value of $2,000,000, subject the achievement of earnings per share goals determined by the Compensation and Leadership Development Committee of the Company's Board of Directors, which will vest on the third anniversary of the date of the award.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Form 8-K Report to be signed on its behalf by the undersigned hereunto duly authorized.

S&P Global Inc.
/s/ Katherine J. Brennan
By:     Katherine J. Brennan
Senior Vice President, Deputy General Counsel
& Corporate Secretary

Dated: October 13, 2016